EXHIBIT 99.1

CONSENT OF GBQ CONSULTING LLC

We hereby consent to the use of our fairness opinion included as Annex C to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 relating to the proposed merger of Ohio Heritage Bancorp, Inc. with and into Peoples Bancorp Inc. and to the reference to our firm’s name under the captions “Summary-Opinion of Ohio Heritage’s Financial Advisor,” “The Merger-Ohio Heritage’s Background and Reasons for the Merger,” and “The Merger-Opinion of Ohio Heritage’s Financial Advisor” in such Proxy Statement/Prospectus. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

GBQ Consulting LLC
/s/ GBQ Consulting LLC